EXHIBIT 99.1

Allied Capital Issues $193 Million of Unsecured Long-Term Debt

Washington, DC –– June 23, 2008 ––Allied Capital Corporation (NYSE: ALD) announced today that it has closed on the issuance of $193.0 million of long-term unsecured five- and seven-year notes in a private placement. The five-year notes, which total $140.5 million, have a fixed interest rate of 7.82% and the seven-year notes, which total $52.5 million, have a fixed interest rate of 8.14%. Banc of America Securities LLC served as the sole bookrunner and co-placement agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated served as co-placement agent for the issuance.

The Company intends to use the net proceeds from the issuance of the notes to repay amounts outstanding on its revolving line of credit, as well as to fund new portfolio investments and for general corporate purposes. The Company previously repaid $153.0 million of five-year notes upon their maturity in May 2008.

About Allied Capital
Allied Capital is a leading business development company (BDC) in the U.S. that invests private debt and equity capital in middle market businesses nationwide. Founded in 1958 and operating as a public company since 1960, Allied Capital is celebrating 50 years of investing in and supporting the U.S. entrepreneurial economy.

Allied Capital provides long-term debt and equity capital for management and sponsor-led buyouts, and for recapitalizations, acquisitions and growth of middle market companies. Allied Capital’s one-stop financing capabilities include first and second lien senior loans, unitranche debt, junior or subordinated debt and equity. Allied Capital seeks to invest in stable, less cyclical companies that produce significant free cash flow and high returns on invested capital. At March 31, 2008, the company’s private finance portfolio included investments in 124 companies that generate aggregate revenues of over $13 billion and employ more than 98,000 people.

Allied Capital provides flexible, competitive debt and equity capital for management and sponsor-led buyouts, recapitalizations, acquisitions and growth of middle market companies. Allied Capital’s seamless, one-stop financing capabilities include first and second lien senior loans, unitranche debt, junior or mezzanine debt and equity.

Headquartered in Washington, DC, Allied Capital offers shareholders the opportunity to participate in the private equity industry through an investment in the company’s New York Stock Exchange-listed stock, which is traded under the symbol ALD. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com.

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